INCEPTION MINING INC.

Announces 2016 Production for its First Two Quarters

SALT LAKE CITY, UTAH. August 9,2016— INCEPTION MINING INC. (OTC QB: IMII) (“Inception” or the “Company”) today announced the production results for its first two fiscal quarters from its Cerros Del Sur operation in Honduras. The Cerros Del Sur operation is the principal operation of Clavo Rico Ltd., a wholly-owned subsidiary of the Company.

Production for the first two fiscal quarters (from January, 1 2016 through June 30, 2016) was 2,927 oz. (gold equivalent was calculated using the June 30, 2016 closing price for Gold of $1330.60 and Silver of $19.18), while physical shipments and sales through that same period were 2,638 oz. (gold equivalent). During this period, the average recovery rate for gold was 1.67 grams per ton. The Company processed over 48,962 tons of ore from historical tailings and several open pit ore bodies, utilizing its 650,000-ton membrane lined leach system and ADR recovery plant.

Clavo Rico Ltd.’s principal mining operations in Honduras, Central America operate via a majority-owned subsidiary having positive revenue and significant resources. Its mining concessions include several historical underground operations dating back to the early Mayan and Spanish occupation.

Since merging with this operation in October 2015, the Company has secured additional acreage and embarked on a drilling program designed to develop a resource analysis and profile the reserves. Core samples are being delivered to an independent lab in Reno, Nevada for evaluation. The Company is confident that owned and profiled reserves are sufficient to maximize the existing leach pad and support the planned exploration program with an expanded NI 43-101.

Michael Ahlin, the Company’s CEO stated, “While our extensive historical data can be the basis for an acquisition and continued operations, we believe that new data is necessary for the continued progression of the project. We are very fortunate to have found a project that has proven production with targeted margins extensive resource potential.”

About Inception Mining Inc.

We are a minerals resource company engaged in the production of precious metals, primarily gold. Our activities include acquisition, exploration, and development of gold- related properties. Our primary target projects are those that have been the subject of historical exploration and have significant supporting data.

Forward-Looking Statements

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties. Forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

Inception Mining Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.

SOURCE: Inception Mining Inc.

(OTC QB: IMII)

5330 South, 900 E. Suite 280
Salt Lake City, Utah 84117

Michael Ahlin, CEO

(801) 312-8113 Ext. 102

www.inceptionmining.com